EXHIBIT 99.1

AMERICAN EAGLE
OUTFITTERS

Announces a Two-For-One Stock Split

Warrendale, PA, February 4, 2005 - American Eagle Outfitters, Inc. (NASDAQ: AEOS) today announced that its Board of Directors has approved a two-for-one stock split of American Eagle Outfitters' common stock. The stock split will entitle all shareholders of record at the close of business on February 14, 2005 to receive one additional share of common stock for every one share of common stock held on that date. The additional shares will be distributed to shareholders on March 7, 2005. This marks the fifth stock split in the Company's history.

American Eagle Outfitters (NASDAQ: AEOS) is a leading lifestyle retailer that designs, markets, and sells its own brand of relaxed, casual clothing for 15 to 25 year olds, providing high-quality merchandise at affordable prices. AE's collection includes modern basics like jeans, cargo pants, and graphic Ts as well as a stylish assortment of cool accessories, outerwear and footwear. American Eagle Outfitters currently operates 777 AE stores in 49 states, the District of Columbia and Puerto Rico, and 69 AE stores in Canada. AE also operates via its Web business, www.ae.com, which offers additional sizes and styles of favorite AE merchandise.

Company Contacts:

Laura Weil
Judy Meehan
724-776-4857